Exhibit 99.2

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES OFFER FROM
MAJORITY STOCKHOLDER TO ACQUIRE REMAINING SHARES OF
SECURITY CAPITAL

Greenwich, CT – July 14, 2004 – Security Capital Corporation (AMEX: SCC) (“Security Capital”) announced today that it has received a letter from Brian D. Fitzgerald, a representative of Security Capital’s majority stockholder, CP Acquisition, L.P. No. 1, proposing that a Delaware corporation to be formed by Mr. Fitzgerald, CP Acquisition, L.P. No. 1 and certain of their affiliates acquire by merger all of the outstanding shares of Class A Common Stock, Common Stock and Zero Coupon Convertible Preferred Stock of Security Capital other than any shares of Class A Common Stock and Common Stock owned by Mr. Fitzgerald, CP Acquisition, L.P. No. 1 and their respective affiliates, at a price per share of $9.00.

Financing for the offer is expected to be provided by funds from one or more of the following sources: (i) a new senior credit facility or facilities to be entered into by the newly formed acquisition company, Security Capital or one or more of Security Capital’s subsidiaries; (ii) up to $15.0 million of available proceeds from the senior subordinated promissory note issued by Security Capital to J.H. Whitney Mezzanine Fund, L.P. on January 14, 2004; (iii) any proceeds from the sale of Security Capital assets; and (iv) cash and cash equivalents available at Security Capital.

On July 2, 2004, Security Capital repaid $15.0 million of indebtedness under the Whitney senior subordinated financing referenced above, thereby reducing the available proceeds from such financing to $15.0 million.

The Special Committee of the Board of Directors of Security Capital, in conjunction with its independent investment bank and independent legal counsel, will be considering the offer.

There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

Security Capital Corporation operates three subsidiaries in three distinct business segments. Security Capital participates in the management of its subsidiaries while encouraging operating autonomy and preservation of entrepreneurial environments. The three business segments of Security Capital are employer cost containment and health services, educational services, and seasonal products.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.